EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the MediaMind Technologies Inc. 2007 Stock Option and Incentive Plan of our report dated March 9, 2010 (except for notes 8(a)(1) and 8(a)(5), as to which the date is July 26, 2010), with respect to the consolidated financial statements of MediaMind Technologies Inc. for the years ended December 31, 2008 and 2009 included in the final Registration Statement on Form S-1 (No. 333-165379) and related Prospectus dated August 10, 2010.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global

Tel Aviv, Israel
August 16, 2010